Filed pursuant to Rule 424(b)(2)
Registration No. 333-227202

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.169% Notes due 2023	$2,000,000,000	100.00%	$2,000,000,000	$259,600

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To prospectus dated September 5, 2018)

DUPONT DE NEMOURS, INC.

$2,000,000,000 2.169% Notes due 2023

The 2.169% Notes due (the “Notes”) will bear interest at an annual rate of 2.169%. We will pay interest on the Notes on May 1 and November 1 of each year, commencing on November 1, 2020. The Notes will mature on May 1, 2023. We may redeem the Notes at our option prior to maturity, in whole or in part, as described in this prospectus supplement under “Description of Notes—Optional Redemption.”

On December 15, 2019, we and International Flavors & Fragrances Inc. (“IFF”) entered into definitive agreements to combine our Nutrition & Biosciences business (the “N&B Business”) with IFF as further described herein. The N&B Merger (as defined herein) is expected to close by the end of the first quarter of 2021, subject to approval by IFF shareholders and other customary closing conditions, including regulatory approvals and receipt by us of an opinion of tax counsel. If the N&B Merger is consummated, we will be required to redeem all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption. See “Summary—The N&B Merger” and “Description of Notes—Special Mandatory Redemption.” If we experience a Change of Control Triggering Event (as defined herein) in respect of the Notes, we may be required to offer to purchase the Notes from holders. See “Description of Notes—Change of Control.”

The Notes will be our direct, unsecured general obligations and will rank equally in right of payment with all of our other unsubordinated indebtedness from time to time outstanding. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.

Investing in our securities involves risks. Before purchasing the Notes, you should refer to the risk factors included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, our other current reports and other information that we file with the Securities and Exchange Commission (the “SEC”) from time to time, in addition to the “Risk Factors” beginning on page S-15 of this prospectus supplement and on page 7 of the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount	Proceeds Before Expenses
Per Note	100.000%	0.400%	99.600%
Total	$2,000,000,000	$8,000,000	$1,992,000,000

(1)	Plus accrued interest, if any, from May 1, 2020.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not be listed on an exchange or quoted on an automated quotation system. There is currently no active trading market for the Notes and we cannot assure you that an active trading market will develop.

We expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 1, 2020.

Joint Bookrunners

BofA Securities	Citigroup	MUFG

BNP PARIBAS	Credit Suisse	Goldman Sachs & Co. LLC

J.P. Morgan	Mizuho Securities	SMBC Nikko

Co-Managers

HSBC	Santander	SOCIETE GENERALE	TD Securities

ABN AMRO	Scotiabank	Standard Chartered Bank	US Bancorp	Citizens Capital Markets

Loop Capital Markets	Siebert Williams Shank

The date of this prospectus supplement is April 28, 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains information regarding this offering of the Notes. The second part is the accompanying prospectus dated September 5, 2018, which is part of our Registration Statement on Form S-3 (File No. 333-227202).

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus or any documents incorporated by reference, as applicable.

You should rely only on information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus issued by us and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any time subsequent to the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the Underwriters (as defined below), to subscribe for or purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

Unless expressly stated otherwise in this prospectus supplement, “we,” “us,” “our”, “DuPont” and “the Company” refer to DuPont de Nemours, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about this offering as well as the N&B Merger, and subject to risks, uncertainties and assumptions, many of which are beyond our control, which could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction with IFF; (ii) changes in relevant tax and other laws, (iii) failure to obtain necessary regulatory approvals, approval of IFF’s shareholders, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed transaction with IFF, (iv) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies that could impact the value, timing or pursuit of the proposed transaction with IFF, (v) risks and costs and pursuit and/or implementation of the separation of the N&B Business, including timing anticipated to complete the separation and any changes to the configuration of businesses included in the separation if implemented, (vi) risks and costs related to the Dow Distribution (as defined herein) and the Corteva Distribution (as defined herein) (together, the “Distributions”) including (a) with respect to achieving all expected benefits from the Distributions; (b) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by us to establish the relative credit profiles of Corteva, Inc. (“Corteva”), Dow, Inc. (“Dow”) and us and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of us; (c) indemnification of certain legacy liabilities of E. I. du Pont de Nemours and Company (“Historical EID”) in connection with the Corteva Distribution; and (d) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (vii) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the letter agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (viii) uncertainty as to the long-term value of our securities; (ix) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; (x) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on our business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume; and (xi) other risks to our business, operations and results of operations including from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including tariffs, trade disputes and retaliatory actions; impairment of goodwill or intangible assets; the availability of and fluctuations in the cost of energy and raw materials; business or supply disruption, including in connection with the Distributions; ability to effectively manage costs as our portfolio evolves; security threats, such as acts of sabotage, terrorism or war, global health concerns and pandemics, natural disasters and weather events and patterns, which could or could continue to result in a significant operational event for us, adversely impact demand or production; the impact of widespread health developments, including the recent global and ongoing coronavirus (COVID 19) pandemic, and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities); ability to discover, develop and protect new technologies and to protect and enforce our intellectual property rights; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors.

These risks are more fully discussed in our current, quarterly and annual reports and other filings made with the SEC. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors”, beginning on page S-15 of this prospectus supplement and under the headings “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC and incorporated by reference into this prospectus supplement.

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement may also contain trademarks, service marks and trade names of certain third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement, the accompanying prospectus or in information incorporated by reference into this prospectus supplement is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ™, SM or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov. Our SEC filings are also available at our website at http://www.investors.dupont.com. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. Any statement in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus shall be automatically modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering of the Notes:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2020; and

•	our Current Reports on Form 8-K, filed with the SEC on February 18, 2020, February 21, 2020 and April 20, 2020 (only Item 1.01, Item 2.03, Item 2.06 and Item 8.01).

You may request a copy of these filings (other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

DuPont de Nemours, Inc.

974 Centre Road

Wilmington, Delaware 19805

Attention: Treasury

Telephone: (302) 774-3034

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains certain information about us and the offering of the Notes. It does not contain all of the information that may be important to you in deciding whether to purchase the Notes. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement, our Annual Report on Form 10-K and any subsequently filed Exchange Act reports for a discussion of important risks that you should consider before purchasing the Notes.

About DuPont

We are a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life by applying diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, building and construction, health and wellness, food and worker safety. We had approximately 35,000 employees as of December 31, 2019. We have subsidiaries in about 70 countries worldwide and manufacturing operations in about 40 countries.

On April 1, 2019, we completed the separation of our materials science business into a separate and independent public company by way of a distribution of Dow through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock to holders of our common stock as of the close of business on March 21, 2019 (the “Dow Distribution”). On June 1, 2019, we completed the separation of our agriculture business into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock to holders of our common stock as of the close of business on May 24, 2019 (the “Corteva Distribution”). Following the Corteva Distribution, we changed our registered name from “DowDuPont Inc.” to “DuPont de Nemours, Inc.” doing business as “DuPont”. Beginning on June 3, 2019, our common stock traded on the NYSE under the ticker symbol “DD”.

The N&B Merger

On December 15, 2019, we and Nutrition & Biosciences, Inc. (presently a wholly owned subsidiary of DuPont) (“N&B Inc.”), entered into definitive agreements, including the merger agreement, with IFF, and Neptune Merger Sub I Inc. (a wholly owned subsidiary of IFF) (“Merger Sub I”), pursuant to which and subject to the terms and conditions therein, (1) we will transfer the N&B Business to N&B Inc., (2) we will distribute to our stockholders all of the issued and outstanding shares of common stock of N&B Inc. (“N&B common stock”) held by us by way of either (at our option) a pro rata dividend or an exchange offer or a combination of both (the “N&B Distribution”), and (3) Merger Sub I will merge with and into N&B Inc., with N&B Inc. as the surviving corporation (the “N&B Merger”). As a result of the N&B Merger, the existing shares of N&B Common Stock will be automatically converted into the right to receive a number of shares of IFF common stock. When the N&B Merger is completed, holders of our common stock will own approximately 55.4% of the outstanding shares of IFF on a fully diluted basis. In addition, as part of the proposed transaction, we will receive a one-time $7.3 billion cash payment. This cash payment is subject to adjustment due to, among other things, variances in net working capital, and, therefore, could be less or more than anticipated.

At our election (subject to certain restrictions), the N&B Distribution may be effected by means of a pro rata dividend in a spin-off transaction or an exchange offer for our outstanding shares in a split-off transaction (or a combination of both). If we elect a spin-off transaction, all our stockholders will participate on a pro rata basis. If we elect a split-off, then we will conduct an exchange offer and all our stockholders will elect whether to exchange our shares for shares of N&B Common Stock (subject to any terms and conditions announced by us with respect thereto). In a combination of those two options, we would offer a portion of N&B Common Stock in an exchange offer and distribute the remaining shares of N&B Common Stock in a spin-off (but only to those of our stockholders whose shares of our common stock remain outstanding after the consummation of the exchange offer). If we distribute the shares of N&B Common Stock in whole or in part through an exchange offer, and if the exchange offer is not fully subscribed because less than all shares of N&B Common Stock offered by us in such exchange offer are exchanged, the remaining shares of N&B Common Stock owned by us would be distributed on a pro rata basis to our stockholders whose shares of our common stock remain outstanding after the consummation of the exchange offer.

The proposed transactions are expected to close by the end of the first quarter of 2021, subject to approval by IFF stockholders and other customary closing conditions, including regulatory approvals and receipt by us of an opinion of tax counsel. Upon the closing of the proposed transactions, we will be required to redeem all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Recent Developments

Preliminary Financial Results for the Three Months Ended March 31, 2020

The following information reflects our preliminary results for the three months ended March 31, 2020, based on currently available information. Our normal reporting processes with respect to the estimated financial data provided below have not been fully completed. We have provided ranges, rather than specific amounts, for certain of the financial information below as we are finalizing our review and analysis of the financial results. These final procedures often result in changes to accounts. As a result, our final results may vary from the preliminary results presented below. We undertake no obligation to update or supplement the information provided below until we release our results of operations for the three months ended March 31, 2020.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Based on currently available information, we expect our net sales for the three months ended March 31, 2020 to be approximately $5.2 billion. We also expect our income (loss) from continuing operations for the three months ended March 31, 2020 to be in the range of $(725) million to $(510) million and our Operating EBITDA (a non-GAAP financial measure (as defined below)) to be approximately $1.3 billion. For the three months ended March 31, 2020, we expect to deliver strong results across each of our core segments, led by strong demand for our materials into personal protection, water filtration, food & beverage, probiotics and electronics markets. Based on currently available information, at March 31, 2020 our total debt outstanding was approximately $17.5 billion. At March 31, 2020, we had cash, cash equivalents and marketable securities of approximately $1.7 billion. We also had $500 million undrawn balance under our $750 million 364-Day revolving credit facility. In April we repaid the outstanding amounts drawn under the $750 million 364-Day revolving credit facility, subsequently terminated the facility, and, as discussed below, secured a new $1.0 billion New Revolving Credit Facility (as defined below). We also have a $3 billion five-year revolving credit facility which was undrawn at March 31, 2020 and is generally expected to remain undrawn as it serves as a backstop to our commercial paper program and certain letters of credit. At March 31, 2020, we had approximately $1.7 billion of commercial paper issued and outstanding and had negligible letters of credit outstanding.

Liquidity and Credit Agreements

We are facing the unprecedented challenges presented by the COVID-19 pandemic with an unwavering commitment to the safety of our employees, our customers and the communities in which we operate. However, as this pandemic expands globally, the uncertainty around demand in select end-markets continues. In response, we have taken a number of steps and implemented a number of proactive measures to enhance our already strong liquidity position and improve working capital. Such measures include conserving cash, improving working capital, the deferral of certain capital investments and the decision to idle production at several manufacturing sites, predominantly production plants within the Transportation & Industrial segment, due to the current global automotive environment.

In addition, we have entered into two new credit facilities in April 2020. On April 16, 2020, we entered into a new unsecured $2.0 billion 364-Day Term Credit Agreement (the “Term Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Term Credit Agreement will be terminated upon the closing of this offering. On April 16, 2020, we entered into a 364-day $1.0 billion revolving credit facility replacing the $750 million revolving credit facility that was set to expire in June 2020 (the “New Revolving Credit Facility”). The New Revolving Credit Facility may be drawn against for general corporate purposes, including but not limited to net working capital, costs and expenses, and is intended to provide us with supplemental liquidity.

We may utilize the New Revolving Credit Facility, our authorized commercial paper program or incremental liquidity under our five-year revolving credit facility, and our cash and cash equivalents to provide the liquidity needed to navigate these uncertain times.

Response to COVID-19 and Suspension of Full-Year 2020 Guidance

We are actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remain focused on our top priorities—the safety and health of our employees, the needs of our customers and the communities in which we operate. We remain intently focused on the levers within our control, including delivering on cost saving targets. However, with the global softening in automotive, oil and gas and select industrial end-markets coupled with the unknown duration and intensity of the COVID-19 pandemic, we elected to suspend our full-year 2020 net sales and adjusted earnings per share guidance. See “Risk Factors—Risks Related to the Business—The extent to which the novel coronavirus (COVID-19) and measures taken in response to it, impact DuPont’s business, results of operations, access to sources of liquidity and financial condition depends on future developments, which are highly uncertain and cannot be predicted.”

Non-GAAP Financial Measures

This prospectus supplement includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Operating EBITDA is a non-GAAP measure used by management internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. Our management believes that Operating EBITDA is useful to investors because it provides additional information related to our ongoing performance to offer a meaningful comparison related to future results of operations. Non-GAAP financial measures supplement financial measures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, non-GAAP measures may not be consistent with similar measures provided or used by other companies.

Operating EBITDA is defined herein as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / other post-employment benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestures as they are considered unrelated to ongoing business performance.

Below is a reconciliation of income from continuing operations, net of tax, to Operating EBITDA for the three months ended March 31, 2020 based on preliminary results:

Reconciliation of Income (loss) from continuing operations, net of tax to Operating EBITDA In Millions (Unaudited)	Three Months Ended March 31, 2020— (Preliminary)
Income (loss) from continuing operations, net of tax (GAAP)	$(725) - $(510)
+ Provision (credit) for income taxes on continuing operations	39 - 44
Income (loss) from continuing operations before income taxes	(686) - (466)
+ Depreciation and amortization	772
- Interest income	2
+ Interest expense	173
- Non-operating pension / OPEB benefit	11
- Foreign exchange gain / (losses), net	(8)
- Significant items charge[1]	(1,046) - (846)
Operating EBITDA (Non-GAAP)	$1,300 - $1,320

[1]

Significant items for the three months ended March 31, 2020 include charges incurred in connection with impairment tests triggered by expectations of the proceeds from certain potential divestitures within the Non-Core segment. These asset impairment charges within the Non-Core segment in the aggregate are in the expected pre-tax range of approximately $(700) million—$(900) million and relate to goodwill and long-lived assets. Additional significant items for the three months ended March 31, 2020 include pre-tax integration & separation costs related to post-Historical Merger (as defined herein) integration activities and the intended separation of the N&B Business of $(197) million; pre-tax restructuring charges—net of $(134) million; and pre-tax deferred financing fee amortization related to the financing associated with the N&B transaction of $(10) million; partially offset by a pre-tax gain on the sale of the Company’s Compound Semiconductor business of $197 million.

THE OFFERING

Issuer	DuPont de Nemours, Inc.

Securities Offered	$2,000,000,000 aggregate principal amount of 2.169% Notes due 2023.

Maturity	The Notes will mature on May 1, 2023.

Interest Rate	The Notes will bear interest at the rate of 2.169% per annum.

Interest Payment Dates	Interest on the Notes will accrue from May 1, 2020 and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2020.

Optional Redemption	We may redeem the Notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.”

Special Mandatory Redemption	If the N&B Merger is consummated, we will be required to redeem the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption.

Repurchase at the Option of Holders Upon Change of Control Triggering Event	If a “Change of Control Triggering Event” (as defined below under “Description of Notes”) occurs in respect of the Notes, we will be required to offer to repurchase the Notes for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of Notes—Change of Control.”

Ranking	The Notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness from time to time outstanding. As of December 31, 2019, we had approximately $17.4 billion of total debt outstanding, none of which was secured.

The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to our subsidiaries’ liabilities. As of December 31, 2019, our subsidiaries had approximately $10 million of total debt outstanding, all of which would be structurally senior to the Notes.

Certain Covenants	The indenture governing the Notes will contain certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and our ability to enter into certain sale and leaseback transactions. These restrictions are subject to a number of exceptions. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1.988 billion after deducting the underwriting discounts and our expenses related to the offering. We intend to use these net proceeds to redeem or repay, as appropriate, $1.5 billion in outstanding principal amount of our 3.766% Notes due 2020 and $0.5 billion in outstanding principal amount of our Floating Rate Notes due 2020, and to pay any related premiums, fees and expenses in connection with the foregoing. See “Use of Proceeds.”

Conflicts of Interest	As a result of our intended use of the net proceeds from this offering, certain of the underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Further Issues	We may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue additional Notes having the same ranking and terms and conditions as the Notes offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date, as described under “Description of Notes—General.” Any additional notes having such similar terms, together with the Notes offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, SA and Euroclear Bank, as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive the Notes in definitive form and will not be considered holders of the Notes under the indenture. The Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors

Investing in the Notes involves risks. For a discussion of factors you should carefully consider before deciding to purchase the Notes, see “Risk Factors” beginning on page S-15 of this prospectus supplement and under the headings “Risk Factors” of our annual report on

Form 10-K for the year ended December 31, 2019 filed with the SEC and incorporated by reference into this prospectus supplement.

Listing	The Notes will be a new issue of securities for which there is currently no established trading market. We do not intend to list the Notes on any national securities exchange.

Trustee	U.S. Bank National Association

Governing Law	New York

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial information as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017. The information as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017 was derived from our audited annual consolidated financial statements incorporated by reference into this prospectus supplement. For purposes of our financial statement presentation, The Dow Chemical Company (“Historical Dow”) was determined to be the accounting acquirer in the merger between Historical Dow and Historical EID (the “Historical Merger”), and Historical EID’s assets and liabilities are reflected at fair value as of the close of the Historical Merger. The financial statements of Historical Dow for periods prior to the Historical Merger are considered to be our historical financial statements. The historical results of Dow and Corteva are reflected as discontinued operations in periods prior to the Distributions. You should read the following summary consolidated information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the accompanying notes, in each case in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

	For the years ended December 31,
Statement of Operations (In millions)	2019	2018	2017
Net sales	$21,512	$22,594	$11,672
Cost of sales	14,056	15,302	9,558
Research and development expenses	955	1,070	657
Selling, general and administrative expenses	2,663	3,028	1,615
Amortization of intangibles	1,050	1,044	505
Restructuring and asset related charges—net	314	147	288
Goodwill impairment charges	1,175	—	—
Integration and separation costs	1,342	1,887	1,007
Equity in earnings of nonconsolidated affiliates	84	447	367
Sundry income (expense)—net	153	92	66
Interest expense	668	55	—

(Loss) Income from continuing operations before income taxes	(474)	600	(1,525)
Provision for (Benefit from) income taxes on continuing operations	140	195	(1,758)

(Loss) Income from continuing operations, net of tax	(614)	405	233
Income from discontinued operations, net of tax	1,214	3,595	1,058
Net income	600	4,000	1,291

Net income attributable to noncontrolling interests	102	155	132
Net income available for DuPont common stockholders	$498	$3,845	$1,159

Balance Sheet (In millions)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents and current marketable securities	$1,540	$8,577
Other current assets	8,459	7,803
Assets of discontinued operations	—	110,275
Investments	1,260	1,820
Net property	10,143	9,917
Other assets	47,994	49,463

Total assets	$69,396	$187,855

Liabilities
Current liabilities(1)	8,346	73,312
Long-term debt	13,617	12,624
Other noncurrent liabilities	5,877	6,019
Equity
Total DuPont stockholders’ equity	40,987	94,292
Noncontrolling interests	569	1,608
Total equity	41,556	95,900

Total liabilities and equity	$69,396	$187,855

(1)	Including current portion of long-term debt and assets of discontinued operations.

RISK FACTORS

Before you invest in the Notes, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors under the heading “Risk Factors” contained in our Annual Report on Form 10-K, which is incorporated herein by reference. In addition, you should carefully consider the risk factors set forth below, which supplement such risk factors. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Incorporation of Certain Documents By Reference” and “Forward-Looking Statements.” For purposes of this “Risk Factors” section, “we,” “us,” “our,” and the “Company” refer to DuPont and its consolidated subsidiaries.

Risks Related to the Business

The extent to which the novel coronavirus (COVID-19) and measures taken in response to it, impact our business, results of operations, access to sources of liquidity and financial condition depends on future developments, which are highly uncertain and cannot be predicted.

We are actively monitoring the global impacts of COVID-19, including the impacts from responsive measures, and remain focused on our top priorities—the safety and health of our employees and the needs of our customers. Our business and financial condition, and the business and financial condition of our customers and suppliers, have been impacted by the significantly increased economic and demand uncertainties created by the COVID-19 outbreak. In addition, public and private sector responsive measures, such as the imposition of travel restrictions, quarantines, adoption of remote working, and suspension of non-essential business and government services, have impacted our business and financial condition. Many of our facilities and employees are based in areas impacted by the virus. While most our manufacturing sites remain in operation, we have reduced or furloughed certain operations in response to government measures, employee welfare concerns and the impact of COVID-19 on the global demand and supply chain. Our manufacturing operations may be further adversely affected by impacts from COVID-19 including, among other things, additional government actions and other responsive measures, more and /or deeper supply chain disruptions, quarantines and health and availability of essential onsite personnel. Furthermore, COVID-19 continues to adversely impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which increases the cost of capital and adversely impacts the availability of and access to capital, which could negatively affect our liquidity. We are unable to predict the extent of COVID-19 related impacts on its business, results of operations, access to sources of liquidity and financial condition which depends on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume. Our financial results may be materially and adversely impacted by a variety of factors that have not yet been determined, including potential impairments of goodwill and other assets. We are taking actions, including reducing costs, restructuring actions, and delaying certain capital expenditures and non-essential spend. In addition, the company may consider further reductions in or furloughing additional operations in response to further and/or deeper declines in demand and/or supply chain disruptions. There can be no guaranty that such actions will significantly mitigate the impact of COVID-19 on our business, results of operations, access to sources of liquidity or financial condition. After the COVID-19 outbreak has subsided, we may experience materially adverse impacts to its business, results of operations and financial condition as a result of related global economic impacts, including any recession that has occurred or may occur in the future.

Risks Related to the Notes

We may sell or otherwise dispose of valuable assets or businesses.

As part of our strategy, we may decide to sell or otherwise dispose of certain of our assets or businesses. Payments in respect of the Notes will be made only from our assets, which may change as a result of any such divestments, sales and dispositions.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on the Notes.

If the N&B Merger is consummated, we will be required to redeem the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption. See “Description of Notes—Special Mandatory Redemption.” The N&B Merger is subject to approval by IFF shareholders and other customary closing conditions, including regulatory approvals and receipt by us of an opinion of tax counsel. Therefore, while the N&B Merger is expected to close by the end of the first quarter of 2021, we cannot be sure whether or when we may be required to redeem the Notes pursuant to the special mandatory redemption provision described herein. Depending on whether or when we redeem the Notes pursuant to the special mandatory redemption described herein, holders of the Notes may not obtain their expected return on the Notes and may not be able to reinvest the proceeds from any such redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provision, the trading price of the Notes may not reflect the financial results of our business.

We may be unable to redeem the Notes in the event of a special mandatory redemption.

If the N&B Merger is consummated, we will be required to redeem the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption. See “Description of Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds of the offering of the Notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. We intend to use these net proceeds to redeem or repay, as appropriate, $1.5 billion in outstanding principal amount of our 3.766% Notes due 2020 and $0.5 billion in outstanding principal amount of our Floating Rate Notes due 2020, and to pay any related premiums, fees and expenses in connection with the foregoing. See “Use of Proceeds.” Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. The N&B Merger is expected to close by the end of the first quarter of 2021, subject to approval by IFF shareholders and other customary closing conditions, including regulatory approvals and receipt by us of an opinion of tax counsel. As set forth in our definitive agreements with IFF, prior to the distribution of N&B Inc. to our shareholders (and as such prior to the consummation of the N&B Merger), we will receive from N&B Inc. a one-time special cash payment of $7.3 billion, subject to certain adjustments. We intend to fund a special mandatory redemption if triggered by the closing of the N&B Merger using proceeds from this special cash payment.

The Notes are unsecured.

The Notes are unsecured. Holders of any secured indebtedness will have claims that are prior to the claims of holders of the Notes, to the extent of the value of the assets securing such secured indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us. As of December 31, 2019, we had no secured indebtedness outstanding, however, we may incur secured indebtedness in the future which would be effectively senior to the Notes.

We are a holding company with no independent operations or material assets. Payment of interest on, and repayment of principal of, our indebtedness, including the Notes, is dependent on cash flows generated by our subsidiaries.

We are a holding company and the payment of interest on, and repayment of principal of, the Notes will be dependent upon cash flows generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. The Notes will not be guaranteed by any of our subsidiaries. As a result, our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able, or permitted, to make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such subsidiaries. In the event that we do not receive distributions or other payments from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes. Furthermore, the ability of our subsidiaries to make such payments of interest, dividends, distributions, loans or advances may be contested by taxing authorities in the relevant jurisdictions.

The Notes are not guaranteed.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to, or has any obligation to pay or to provide us with funds to pay the Notes. Accordingly, our right to receive assets from any such entity upon its bankruptcy, liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of such entity’s creditors, including trade creditors. The indenture governing the Notes will not restrict the amount of debt that we or any of our subsidiaries may incur. As of December 31, 2019, our subsidiaries had approximately $10 million of total debt outstanding, all of which would be structurally senior to the Notes.

The indenture will not restrict the amount of additional unsecured debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. The Underwriters have advised us that they intend to make a market in the Notes. They are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. If an active trading market for the Notes does not develop, is not maintained or is not liquid, the market price of the Notes may be adversely affected.

We may redeem the Notes at our option, which may adversely affect your return.

As described under “Description of Notes—Optional Redemption,” we have the right to redeem the Notes in whole or in part at any time at the applicable redemption prices. We may choose to exercise this redemption right at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Notes that are redeemed.

No assurance can be given as to the market price for the Notes.

If holders of the Notes are able to resell their Notes, the price they receive will depend on many factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the Notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

17

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the Notes;

•	the status of the N&B Merger; and

•	the time remaining until the Notes mature.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Rating agencies continually review the credit ratings they have assigned to companies and debt securities. Negative changes in the credit ratings assigned to us or our debt securities could have an adverse effect on the market prices of the Notes. On March 27, 2020, our issuer credit and senior unsecured ratings were downgraded to BBB+ from A- by S&P (as defined below).

As a result of these and other factors, holders of the Notes may be able to sell their Notes only at a price below that which they believe to be appropriate, including a prices below the price paid for them.

The provisions in the indenture that will govern the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture that will govern the Notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of “Change of Control Triggering Event” in the indenture to trigger these provisions, including the requirement that the transactions be accompanied or followed within 60 days, subject to extension under certain circumstances, by a downgrade in the rating of the Notes, following which the Notes are no longer rated “investment grade.” Except as described under “Description of Notes—Change of Control,” the indenture will not contain provisions that permit the holders of the Notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

Further, the definition of “Change of Control,” which is a condition precedent to a “Change of Control Triggering Event,” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law.

Accordingly, your ability to require us to repurchase your Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

Our ability to repurchase Notes upon a change of control may be limited.

Upon the occurrence of a Change of Control Triggering Event (as defined below under “Description of Notes—Change of Control”) in respect of the Notes, each holder of Notes will have the right to require us to repurchase such holder’s Notes, unless we have exercised our right to redeem the Notes as described under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event were to occur and we did not have sufficient funds to pay the Change of Control Payment (as defined below under “Description of Notes—Change of Control”) in respect of all Notes or portions of Notes properly tendered, that failure would constitute an event of default under the indenture governing the Notes. A change of control may also require us to make an offer to purchase certain of our other indebtedness and may give rise to an event of default under our revolving credit facility, term loan facility and/or other future indebtedness. We may not have sufficient funds to purchase all of the affected indebtedness and repay the amounts owed under such facilities.

Ratings of the Notes may change and affect the market prices and marketability of the Notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Any such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit rating will remain in effect for any given period of time or that any such rating will not be lowered, suspended or withdrawn entirely by the rating agency if, in such rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.988 billion after deducting the underwriting discounts and our expenses related to the offering. We intend to use these net proceeds to redeem or repay, as appropriate, $1.5 billion in outstanding principal amount of our 3.766% Notes due 2020 and $0.5 billion in outstanding principal amount of our Floating Rate Notes due 2020, and to pay any related premiums, fees and expenses in connection with the foregoing.

As a result of our intended use of the net proceeds from this offering, certain of the underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2019 on:

•	an actual basis; and

•

an as adjusted basis to give effect to the issuance of the Notes in this offering, net of the underwriting discounts and commissions and our estimated offering expenses, and our intended use of the net proceeds to redeem or repay, as appropriate, $1.5 billion in outstanding principal amount of our 3.766% Notes due 2020 and $0.5 billion in outstanding principal amount of our Floating Rate Notes due 2020.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2019.

	As of December 31, 2019(1)
(in millions)	Actual	Adjusted
Cash and cash equivalents	$1,540	$1,532

Long-term indebtedness:
Current	2,001	5
Notes offered hereby	—	1,988
Other long-term indebtedness	13,617	13,617

Total long-term indebtedness	15,618	15,610
Total equity	41,556	41,556

Total capitalization	$57,174	$57,166

(1)

In December 2019, N&B Inc. entered into a bridge commitment letter in an aggregate principal amount of up to $7.5 billion, related to the N&B Merger and the one-time cash payment. In January 2020, N&B Inc. entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities, thereby reducing the commitment obligations under the bridge commitment letter to $6.25 billion. Both the N&B Inc. bridge commitment letter and the senior unsecured term loan agreement are excluded from the above table. No funding under either facility is available until substantially concurrent with the consummation of the proposed transaction with IFF.

DESCRIPTION OF NOTES

The following description of the particular terms of the 2.169% Notes due 2023 (the “Notes”) offered hereby (referred to in the accompanying prospectus as “debt securities”) supplements the description of the general terms and provisions of the debt securities included in the accompanying prospectus. The following summary of the Notes is qualified in its entirety by reference in the accompanying prospectus to the description of the Indenture, dated as of November 28, 2018 (the “Base Indenture”), between DuPont de Nemours, Inc. (formerly known as DowDuPont Inc.) (the “Company”) and U.S. Bank National Association (the “Trustee”), as supplemented by a Second Supplemental Indenture, to be dated as of the Issue Date (as defined below), between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In this “Description of Notes”, references to “we”, “our” and “us” refers only to the Company and not any of its subsidiaries.

General

The Notes will mature on May 1, 2023, unless we redeem or repurchase the Notes prior to that date, as described below under “—Optional Redemption,” “—Special Mandatory Redemption” or “—Change of Control.” The Notes will constitute senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $2,000 and additional multiples of $1,000. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through The Depository Trust Company, New York, New York (“DTC”), as described below.

The Company may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the Indenture. In the event that additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP or other applicable identifying number so that they are distinguishable from the Notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

As used in this “Description of Notes”, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

The Notes will be our senior unsecured indebtedness and our sole obligation. The Notes will rank equally with our other existing and future senior unsecured indebtedness from time to time outstanding. As of December 31, 2019, the Company had approximately $17.4 billion of total debt outstanding, none of which was secured.

The Notes

The Notes will bear interest from May 1, 2020 at the rate of 2.169% per annum. Interest on the Notes will be payable semiannually on May 1 and November 1 of each year, commencing on November 1, 2020, in each case, to the person in whose name the Note is registered at the close of business on the 14th calendar day immediately preceding such interest payment date (whether or not a Business Day).

Interest payable at the maturity of the Notes will be payable to registered holders of the Notes to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal of the Notes may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

Optional Redemption

The Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

“Treasury Rate” means, with respect to any redemption date for the Notes, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and Citigroup Global Markets Inc. or their respective affiliates, and two other primary U.S. Government securities dealers in New York City appointed by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue

(expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

Any such redemption and notice of such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Special Mandatory Redemption

On December 15, 2019, we and Nutrition & Biosciences, Inc. (presently a wholly owned subsidiary of DuPont) (“N&B Inc.”), entered into definitive agreements, including the merger agreement, with International Flavors & Fragrances Inc. (“IFF”), and Neptune Merger Sub I Inc. (a wholly owned subsidiary of IFF) (“Merger Sub I”), pursuant to which and subject to the terms and conditions therein, (1) we will transfer our Nutrition & Biosciences business to N&B Inc., (2) we will distribute to our stockholders all of the issued and outstanding shares of common stock of N&B Inc. held by us by way of either (at our option) a pro rata dividend or an exchange offer or a combination of both, and (3) Merger Sub I will merge with and into N&B Inc., with N&B Inc. as the surviving corporation (the “N&B Merger”).

If the N&B Merger is consummated, we will be required to mail a notice of redemption to holders of the Notes, with a copy to the Trustee, setting forth the date of redemption of all of the Notes (the “Special Mandatory Redemption Date”) on the date that is the later of (i) three (3) Business Days after the consummation of the N&B Merger and (ii) one (1) year from the Issue Date.

On the Special Mandatory Redemption Date, we will be required to redeem all of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). If funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent (as defined under “—Change of Control”) on or before the Special Mandatory Redemption Date, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Change of Control

If a Change of Control Triggering Event occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described above under “—Optional Redemption” or have issued a Special Mandatory Redemption Notice in respect of the Notes as described above under “—Special Mandatory Redemption,” holders of Notes will have the right to require us to repurchase all or any part (equal to $2,000 and additional multiples of $1,000) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of Notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly pay to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and additional multiples of $1,000. We will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase of Notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to the Notes, that the Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a

Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in our capital stock.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

The transfers of assets and liabilities in connection with the N&B Merger will not constitute a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and an equivalent rating of any replacement agency, respectively.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Paying Agent” means the Trustee or any other Person authorized by the Company to pay the principal of or interest on the Notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

Certain Covenants

Liens

In the Indenture, we will agree that, so long as any of the Notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Notes shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

(i) mortgages on property, shares of stock, or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

(iii) mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

(iv) mortgages on property of a Person existing at the time that Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(v) mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(vi) mortgages existing on the date of the Indenture; or

(vii) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the Notes, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions; provided that the aggregate amount of that debt that would then be outstanding after giving pro forma effect to any such incurrence (including pro forma application of the proceeds of such debt incurred), together with the aggregate amount of the then outstanding Attributable Debt incurred under clause (a) of the covenant described under “—Sale and Leaseback Transactions”, does not exceed 10% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries.

Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the Notes or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our non-subordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation.

Merger, Consolidation or Sale of Assets

The Company will not consolidate or merge with any other Person or permit a merger of any other Person into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all of our assets to another Person unless (i) either the Company will be the continuing entity or the successor, transferee or lessee entity, if other than the Company, shall assume our obligations under the Indenture and under the Notes and (ii) immediately after such consolidation, merger or disposal, the Company or the surviving Person would not be in default in the performance of any covenant or condition in the Indenture; provided that this covenant shall not apply to transactions effected in connection with the N&B Merger.

Reports and Other Information

We will file with the Trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that, unless available on EDGAR, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is filed with the SEC.

Modification of the Indenture

The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any holder of outstanding Notes for any of the following purposes:

(i) to add to the covenants and agreements of the Company and to add Events of Default, in each case for the protection or benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company;

(ii) to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal or premium, if any, on the Notes; provided that any such action does not adversely affect the interests of holders of Notes in any material respect;

(iii) to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes and in the Indenture in accordance with the covenant described under “—Certain Covenants—Consolidation or Merger”;

(iv) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(v) to secure the Notes;

(vi) to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or to conform the terms that are applicable to the Notes to the description of the terms of the Notes in this “Description of Notes”;

(vii) to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(viii) to add guarantors or co-obligors with respect to the Notes or to release guarantors from their guarantees of the Notes, in accordance with the terms of the Notes;

(ix) to make any change in the Notes that does not adversely affect in any material respect the rights of the holders of the Notes;

(x) to provide for uncertificated securities in addition to certificated securities; or

(xi) to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of the Notes; provided that any such action shall not adversely affect the interests of the holders of the Notes in any material respect.

The terms of the Notes or the terms of the Indenture with respect to the Notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of holders of a majority in aggregate principal amount of the outstanding Notes for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of the Notes; provided that no such amendment, supplement or modification shall, without the consent of the holder of each outstanding Note:

(i) extend the stated maturity of the principal of, or any installment of interest on, the Notes, or reduce the principal amount or redemption price thereof or the interest thereon or any premium payable thereon, or extend the stated maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the Notes is denominated or payable, change the ranking of such Notes or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(ii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any amendment, supplement, modification or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(iii) modify any of the provisions of the Indenture or the Notes relating to amendment, modification or waiver of compliance with certain provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the holder of each outstanding Note affected thereby;

(iv) amend, waive or otherwise modify the provisions described under “—Special Mandatory Redemption” with respect to the Notes; or

(v) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Events of Default

The following events shall be “Events of Default” with respect to the Notes:

(i) default by the Company for 30 days in the payment of any installment of interest on any Note;

(ii) default by the Company in the payment of principal and premium, if any, on any Note;

(iii) failure by the Company to deliver a Special Mandatory Redemption Notice with respect to the Notes as described under “—Special Mandatory Redemption” and such default continues for three Business Days after such delivery is required;

(iv) default by the Company for 90 days after appropriate notice, given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the Notes, in performance of any other covenant or condition (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a different series of Notes) in the Indenture; and

(v) certain events involving bankruptcy, insolvency or reorganization.

The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (v) above) shall occur and be continuing with respect to the Notes, either the Trustee or the holders of 25% in principal amount of the Notes then outstanding may declare the principal of and all accrued and unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by holders). If an Event of Default specified in clause (v) above occurs and is continuing, then in every such case, the principal amount of and accrued and unpaid interest on the Notes shall automatically, and without any acceleration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have all of its obligations discharged with respect to the Notes (“Legal Defeasance”) except for:

(i) the rights of holders of Notes to receive payment of the principal of and premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(ii) certain of the Company’s obligations, including issuing temporary Notes, registration of the Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) if the Notes is to be called for redemption prior to the stated maturity, the provisions of the Indenture related to redemption;

(iv) the satisfaction and discharge and defeasance provisions of the Indenture; and

(v) the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have its obligations released with respect to certain restrictive covenants in the Indenture with respect to the Notes, including with respect to the covenant described in “—Change of Control”, but not the covenant described in “—Special Mandatory Redemption” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default with respect to the Notes. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

(i) the Company must have irrevocably deposited with the Trustee as trust funds in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of and premium, if any, and interest due on the Notes on each date an installment of interest or principal and premium are due and, if the Notes are to be called for redemption as described in clause (iv) below, to pay and discharge the redemption price (together with any applicable accrued interest) on such Notes called for redemption on the applicable redemption date;

(ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of Legal Defeasance, such opinion of counsel shall be based upon and accompanied by a ruling to the effect received by the Company from, or published by, the Internal Revenue Service (the “IRS”);

(iii) no default (other than that resulting from borrowing funds and the granting of liens to be applied to such deposit in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(iv) if the cash or government securities or combination thereof, as the case may be, deposited under clause (i) are sufficient to pay the principal and premium, if any, and interest on the Notes or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such Notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company; and

(v) the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to such action under the Indenture have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the Notes, when:

(i) either (a) all Notes theretofore authenticated and delivered, other than Notes that have been destroyed, lost or stolen and that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust (or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust pursuant to the terms of the Indenture), have been delivered to the Trustee for cancellation; or (b) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as applicable;

(ii) the Company has paid or caused to be paid all other sums payable under the Indenture by it with respect to the Notes; and

(iii) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.

No Personal Liability of Directors, Officers and Stockholders

No director, officer, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liability under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Trustee

U.S. Bank National Association will serve as Trustee under the Indenture and the Notes. The Trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Applicable Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definition of Certain Terms

“Attributable Debt” is defined as the present value, discounted as provided in the Indenture, of the obligation of a lessee for rental payments during the remaining term of any lease.

“Consolidated Net Tangible Assets” means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Issue Date” means the date on which the Notes are originally issued.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

“Principal Property” is defined as any manufacturing plant or facility, distribution facility or any mineral producing property or any research facility located within the continental United States owned by us or any Restricted Subsidiary, unless, in the opinion of our Board of Directors, such plant, facility, property or research facility is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Restricted Subsidiary” is defined to mean any wholly-owned subsidiary:

•	substantially all the property of which is located within the continental United States of America;

•	which owns a Principal Property; and

•	in which our investment exceeds 1% of our total consolidated assets as of the end of the preceding year.

The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing our operations outside the continental United States.

Book-Entry, Delivery and Form

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of DTC or Cede & Co., DTC’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC and investors will hold such beneficial interests only through DTC, or through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V. as DTC participants. Beneficial interests in the Global Notes will be held in denominations of $2,000 and additional multiples of $1,000. Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised the Company as follows: DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. DTC holds securities deposited with it by its participants and records the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In addition, if an Event of Default has occurred or is continuing, the owners of beneficial interests in any of the Notes will be entitled to receive individual certificates in registered form.

Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

UNITED STATES FEDERAL TAXATION

The following is a general discussion of the United States federal income tax consequences of ownership and disposition of the Notes to non-United States persons (as defined below). This summary provides general information only and is directed solely to non-United States persons that are original beneficial owners purchasing the Notes at the “issue price,” that is, the first price at which a substantial amount of Notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) to the date hereof, existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with the Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding the Notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, “controlled foreign corporations,” “passive foreign investment companies,” or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the Notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to Non-United States Persons

As used herein, the term “non-United States person” means a beneficial owner of the Notes that is not a “United States person.” For purposes of the following discussion, “United States person” means a beneficial owner of the Notes that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to continue to be treated as a United States person for United States federal income tax purposes. Partnerships are subject to special tax rules and should contact their own tax advisors.

Income and Withholding Tax

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below:

(a)

Payments of principal and interest on the Notes that are beneficially owned by a non-United States person will not be subject to United States federal income or withholding tax; provided that, in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, (iii) the beneficial owner of the Notes is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Notes provides an IRS Form W-8BEN or W-8BEN-E (or successor forms) certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address and other information regarding its status or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds an interest in the

Notes certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that an IRS Form W-8BEN or W-8BEN-E (or successor forms) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Notes or such owner’s agent provides an IRS Form W-8 BEN or W-8BEN-E (or successor forms) claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Notes or such owner’s agent provides an IRS Form W-8 ECI (or successor form), provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false.

(b)

A non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of the Notes unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met.

(c)

The Notes owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual’s death, the income on the Notes would not have been effectively connected with a United States trade or business of the individual.

If a non-United States person owning the Notes is engaged in a trade or business in the United States and, if interest on the Notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, the Notes will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

Each owner of the Notes should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Notes may be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate). Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States persons who own the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of the Notes.

Backup Withholding and Information Reporting

Under current Treasury Regulations, backup withholding (imposed at a rate currently equal to 24 percent) will not apply to payments made by us or a paying agent to an owner in respect of the Notes if the certifications described above are received, provided that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner’s United States federal income tax, provided that the necessary information is furnished to the IRS in a timely manner.

Interest on the Notes that is beneficially owned by a non-United States person will be reported annually by us or a paying agent on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

The Foreign Account Tax Compliance Act (FATCA)

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which generally include hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles regardless of their size) that are not otherwise exempt from FATCA must comply with information reporting rules with respect to their United States account holders and investors or, regardless of the treatment of payments on the Notes under the general income tax rules applicable to non-United States persons that are discussed above, may be subject to a separate withholding tax. Specifically, FATCA requires that each foreign financial institution enter into an agreement with the United States government to collect and provide the IRS substantial information regarding United States account holders of such foreign financial institution, comply with the terms of an applicable intergovernmental agreement between the United States and such foreign financial institution’s jurisdiction of formation (“IGA”), or establish an exemption from FATCA. Additionally, FATCA requires certain foreign entities that are not financial institutions to provide the withholding agent with a certification identifying the substantial United States owners of such foreign entity.

A foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements is subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, “withholdable payments” include interest paid on the Notes. The FATCA withholding tax applies regardless of whether interest payments with respect to the Notes would otherwise be exempt from United States nonresident withholding tax (e.g., under an income tax treaty). FATCA withholding does not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and the Treasury is authorized to provide additional exceptions.

The United States has entered into, and continues to negotiate, IGAs with a large number of jurisdictions to facilitate the implementation of FATCA. The application of FATCA’s information reporting and withholding requirements with respect to foreign financial institutions resident in jurisdictions that have entered into an IGA may differ significantly from the generally applicable FATCA requirements. In addition, special transition rules apply to the implementation of FATCA reporting and withholding in such jurisdictions.

The FATCA provisions are particularly complex, and their application remains uncertain. Prospective investors should consult their own tax advisors regarding how these rules may apply in their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated April 28, 2020 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$333,334,000
Citigroup Global Markets Inc.	333,333,000
MUFG Securities Americas Inc.	333,333,000
BNP Paribas Securities Corp.	110,000,000
Credit Suisse Securities (USA) LLC	110,000,000
Goldman Sachs & Co. LLC	110,000,000
J.P. Morgan Securities LLC	110,000,000
Mizuho Securities USA LLC	110,000,000
SMBC Nikko Securities America, Inc.	110,000,000
HSBC Securities (USA) Inc.	52,000,000
Santander Investment Securities Inc.	52,000,000
SG Americas Securities, LLC	52,000,000
TD Securities (USA) LLC	52,000,000
ABN AMRO Securities (USA) LLC	25,500,000
Scotia Capital (USA) Inc.	25,500,000
Standard Chartered Bank	25,500,000
U.S. Bancorp Investments, Inc.	25,500,000
Citizens Capital Markets, Inc.	10,000,000
Loop Capital Markets LLC	10,000,000
Siebert Williams Shank & Co., LLC	10,000,000

Total	$2,000,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof. In addition, the Underwriters propose initially to offer part of the Notes to certain dealers at prices that represent a concession not in excess of 0.250% of the principal amount of the Notes. Any Underwriter may allow, and such dealers may re-allow, a concession not in excess of 0.150% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us. Certain of the Underwriters and their affiliates are lenders under our revolving credit facilities and/or term loan facilities. U.S. Bancorp Investments, Inc., one of the Underwriters, is an affiliate of the Trustee. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

It is expected that delivery of the Notes will be made against payment thereof on or about May 1, 2020, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

Conflicts of Interest

As a result of our intended use of the net proceeds from this offering, certain of the underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities.

The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that the Underwriters intend to make a market in the Notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Expenses associated with this offering, to be paid by us, are estimated to be $4 million.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

The Notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate. This selling restriction is in addition to any other selling restrictions set out in this section.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to persons who (a) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (b) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (c) are outside the U.K., or (d) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The Notes to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than:

(a)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(b)	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

a.

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

b.	where no consideration is or will be given for the transfer;

c.	where the transfer is by operation of law;

d.	as specified in Section 276(7) of the SFA; or

e.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. Upon receipt of this prospectus supplement and the accompanying prospectus, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Notice to Prospective Investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly, the Notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA, and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the Notes on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus do not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in United Arab Emirates

This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority

(the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed on for the Company by Erik T. Hoover, Senior Vice President and General Counsel of the Company. DuPont is being represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP. The Underwriters are being represented in connection with this offering by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited financial statements of DuPont de Nemours, Inc. and its subsidiaries as of December 31, 2019 and for the year then ended, except as they relate to The Dow Chemical Company for the period from January 1, 2019 to March 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of The Dow Chemical Company for the period from January 1, 2019 to March 31, 2019, not separately presented or incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference in this prospectus supplement. The audited financial statements of DuPont de Nemours, Inc. as of December 31, 2019 and for the year then ended, to the extent they relate to The Dow Chemical Company, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of DuPont de Nemours, Inc. and its subsidiaries as of December 31, 2018 and for the two years then ended, except as they relate to E. I. du Pont de Nemours and Company as of December 31, 2018 and for the year ended December 31, 2018 and for the period from September 1, 2017 to December 31, 2017, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of E.I. du Pont de Nemours and Company as of December 31, 2018 and for the year ended December 31, 2018 and the period from September 1, 2017 through December 31, 2017, not separately presented or incorporated by reference in this prospectus supplement, except as they relate to the combined financial statements of the Dow Agricultural Sciences Business, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference in this prospectus supplement. The audited financial statements of DuPont de Nemours, Inc. as of December 31, 2018 and for the years ended December 31, 2018 and 2017 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, to the extent they relate to E.I. du Pont de Nemours and Company (and except as they relate to the combined financial statements of the Dow Agricultural Sciences Business), have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

Prospectus

DowDuPont Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 7 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “DWDP.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “DowDuPont,” the “Company,” “we,” “our” and “us” refer to DowDuPont Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 16, 2018;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 4, 2018 and August 3, 2018;

•	our Current Reports on Form 8-K/A, filed with the SEC on October 26, 2017, and on Form 8-K, filed with the SEC on March 12, 2018, May 1, 2018, May 22, 2018, and June 29, 2018; and

•	the description of our common stock contained in our Registration Statement on Form S-4/A, registration number 333-209869, filed with the SEC on June 7, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Recent Accounting Guidance

Historical Dow (as defined below) has historically sold trade accounts receivable of select entities on a revolving basis to certain multi-seller commercial paper conduit entities (“conduits”). The proceeds received are comprised of cash and interests in specified assets of the conduits (the receivables sold by Historical Dow) that entitle Historical Dow to the residual cash flows of such specified assets in the conduits after the commercial paper has been repaid. Neither the conduits nor the investors in those entities have recourse to other assets of Historical Dow in the event of nonpayment by the debtors. In the fourth quarter of 2017, Historical Dow suspended further sales of trade accounts receivable through these facilities and began reducing outstanding balances through collections of trade accounts receivable previously sold to such conduits. Historical Dow has the ability to resume such sales to the conduits at its discretion, subject to certain prior notice requirements. These facilities, as currently structured, are expected to expire by the end of October 2018.

In the first quarter of 2018, we adopted Accounting Standards Update (“ASU”) 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addressed diversity in practice in how certain cash receipts and cash payments are presented and classified in the statements of cash flows. A key provision in the new guidance required Historical Dow to retrospectively reclassify the cash receipts from the beneficial interests in conduits from “Operating Activities” to “Investing Activities” in the consolidated statements of cash flows. Also in connection with the review and implementation of this ASU, in the first quarter of 2018 Historical Dow updated its method for calculating the cash received from beneficial interests in the conduits as a result of new interpretative guidance, which was updated to reflect the cumulative impact of transaction activity during the month. These updates were also retrospectively applied in the consolidated statements of cash flows filed in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

In the third quarter of 2018, the SEC’s Office of the Chief Accountant provided additional guidance related to ASU 2016-15 to clarify the method to be used for calculating the cash received from beneficial interests in the conduits. The SEC indicated an entity must evaluate daily transaction activity to calculate the value of cash received from beneficial interests in conduits. Historical Dow will apply the SEC’s guidance on a retrospective basis in its next periodic filing, which will result in an additional reclassification of cash flows from “Operating Activities” to “Investing Activities.”

As discussed above, in the fourth quarter of 2017, Historical Dow suspended further sales of trade accounts receivable to the conduits and expects its cash flows from operating activities reported in subsequent interim and annual periods to not be comparable to the cash flows from operating activities in the historical periods, as retrospectively adjusted for the impact of the adoption of ASU 2016-15 and related SEC guidance noted above. Similarly, comparing cash flows from operating activities for periods before and after the discontinuation of the use of the conduits will not be meaningful in evaluating changes in our liquidity position.

The adoption of this ASU and related SEC guidance had no impact on our consolidated statements of income and the consolidated balance sheets.

The following table summarizes the expected impact of ASU 2016-15 and related SEC guidance to the consolidated statements of cash flows as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017.

Summary of Expected Impact to the Consolidated Statements of Cash Flows Related to ASU 2016-15 and SEC Guidance	For the Years Ended
In millions	2017 Change	2016 Change	2015 Change
Operating Activities
Accounts and notes receivable	$(7,193)	$(7,294)	$(7,705)
Proceeds from interests in trade accounts receivable conduits	(2,269)	(1,257)	(1,034)
Decrease to Cash Flows from Operating Activities	$(9,462)	$(8,551)	$(8,739)
Investing Activities
Proceeds from interests in trade accounts receivable conduits	$9,462	$8,551	$8,739
Increase to Cash Flows from Investing Activities	$9,462	$8,551	$8,739

The following table reconciles Cash Flows from Operating Activities as updated to reflect the impact of ASU 2016-15 and related SEC guidance to the original reported Cash Flows from Operating Activities values as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2017, which exclude the impact of ASU 2016-15 and related SEC guidance. Management views Cash Flows from Operating Activities excluding the impact of ASU 2016-15 and related SEC guidance as a non-GAAP financial measure that is relevant and meaningful to investors as it presents Cash Flows from Operating Activities inclusive of all trade accounts receivable collection activity, which we utilize in support of our operating activities.

Summary of Cash Flows Provided by Operating Activities	For the Years Ended
In millions	2017	2016	2015
Cash Flows from Operating Activities - Updated for Impact of New ASUs and SEC Guidance	$(765)	$(2,957)	$(1,128)
Less: Impact of New Guidance for Beneficial Interest in Accounts Receivable Conduits	(9,462)	(8,551)	(8,739)
Less: Impact of Additional Accounting Guidance Adopted on 1/1/18[1]	2	(6)	4
Cash Flows from Operating Activities - Originally Reported and Excluding the Impact of New ASUs and SEC Guidance (Non-GAAP)	$8,695	$5,600	$7,607

1.	See Item 5 Other Information in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2018 for additional information.

The following table summarizes the expected impact of ASU 2016-15 and related SEC guidance to the consolidated statements of cash flows as previously disclosed in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018.

Summary of Changes to Consolidated Statements of Cash Flows related to ASU 2016- 15 and SEC Guidance	Three Months Ended	Six Months Ended
In millions	Mar 31, 2017	Jun 30, 2017
Operating Activities
Accounts and notes receivable	$(1,446)	$(2,918)
Proceeds from interests in trade accounts receivable conduits	—	—
Decrease to Cash Flows from Operating Activities	$(1,446)	$(2,918)
Investing Activities
Proceeds from interests in trade accounts receivable conduits	$1,446	$2,918
Increase to Cash Flows from Investing Activities	$1,446	$2,918

The following table reconciles Cash Flows from Operating Activities to the original reported values in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018 and includes a non-GAAP measure regarding what Cash Flows from Operating Activities excluding the impact of the new ASUs and related SEC guidance would have been for the three month periods ended March 31, 2018 and 2017 and six month periods ended June 30, 2018 and 2017. Management believes this non-GAAP financial measure is relevant and meaningful as it presents Cash Flows from Operating Activities inclusive of all trade accounts receivable collection activity, which we utilize in support of our operating activities.

Summary of Cash Flows Provided by Operating Activities	Three Months Ended		Six Months Ended
In millions	Mar 31, 2018	Mar 31, 2017	Jun 30, 2018	Jun 30, 2017
Cash Flows from Operating Activities - Updated for Impact of New ASUs and SEC Guidance	$(2,137)	$(1,522)	$(47)	$(3,019)
Less: Impact of New Guidance for Beneficial Interest in Accounts Receivable Conduits	—	(1,446)	—	(2,918)
Cash Flows from Operating Activities - Reported in 2018 Quarterly Reports on Form 10-Q	$(2,137)	$(76)	$(47)	$(101)
Less: Impact of Guidance for Beneficial Interest in Accounts Receivable Conduits Adopted on 1/1/18	(445)	(551)	(656)	(1,914)
Less: Impact of Additional Guidance Adopted on 1/1/18	—	(1)	—	(2)
Cash Flows from Operating Activities - Excluding Impact of ASUs and SEC Guidance (Non-GAAP)	$(1,692)	$476	$609	$1,815

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

DowDuPont Inc.

974 Centre Road

Wilmington, Delaware 19805

(302) 774-1000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions and variations or negatives of these words. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are a Delaware corporation formed on December 9, 2015, for the purpose of effecting an all-stock merger between The Dow Chemical Company (“Historical Dow”) and E. I. du Pont de Nemours and Company (“Historical DuPont”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 11, 2015, as amended on March 31, 2017, Historical Dow and Historical DuPont each merged with wholly-owned subsidiaries of DowDuPont and, as a result, became our subsidiaries effective at 11:59 p.m. ET on August 31, 2017 (the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the Merger. As a result, the historical financial statements of Historical Dow for periods prior to the Merger are considered to be the historical financial statements of DowDuPont.

Subject to approval of our Board of Directors and customary closing conditions, including the filing and effectiveness of registration statements with the SEC, we intend to pursue the separation of DowDuPont’s agriculture, materials science and specialty products business in one or more tax-efficient transactions (the “Intended Business Separations”). It is currently anticipated that the Intended Business Separations will be accomplished through a U.S. tax-free spin of the materials science business by April 1, 2019 and of the agriculture business on or around June 1, 2019. Upon completion of the Intended Business Separations, we would continue to hold the specialty products business.

Our principal offices are located at 974 Centre Road, Wilmington, Delaware 19805 and 2211 H.H. Dow Way, Midland, Michigan 48674, and our telephone numbers are (302) 774-1000 and (989) 636-1000. We maintain a website at www.dow-dupont.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Additional information concerning DowDuPont and its subsidiaries is included in the documents filed with the SEC and incorporated into this prospectus by reference. See the discussion under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is set forth below. As Historical Dow was determined to be the accounting acquirer in connection with the Merger, the ratio of earnings to fixed charges and combined fixed charges and preferred stock dividend requirements for each of the periods prior to the Merger are those of Historical Dow. For the purposes of computing these ratios, earnings represents income from continuing operations before income taxes and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

	Six Months Ended June 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	5.5x	1.8x	4.6x	8.5x	5.3x	6.1x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements	5.5x	1.8x	3.2x	6.1x	3.7x	4.4x

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered. As used in the following summary descriptions of the various securities that may be offered and sold from time to time, the terms “DowDuPont Inc.,” the “Company,” “we,” “our” and “us” refer to DowDuPont Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 5,000,000,000 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

As of July 31, 2018, there were 2,307,376,875 shares of DowDuPont common stock outstanding and no shares of DowDuPont preferred stock outstanding.

Common Stock

Each holder of a share of our common stock is entitled to one vote for each share held on all questions presented to common stockholders, and the common stock has the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of any preferred stock, if any). Common stockholders have no preemptive rights and no rights to convert their common stock into any other securities. There is also no redemption or sinking fund provisions applicable to the common stock.

Common stockholders are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Common stockholders are entitled to share pro rata, upon any liquidation or dissolution of DowDuPont, in all remaining assets available for distribution to common stockholders after payment or providing for DowDuPont’s liabilities and the liquidation preference of any outstanding preferred stock.

The rights, preferences and privileges of common stockholders are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in our certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of DowDuPont or remove our management.

Structure of Board

The DowDuPont board is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The DowDuPont board, in accordance with our bylaws, will consist of between 6 and 21 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire board. Furthermore, subject to the rights of holders of any class or series of preferred stock to elect directors and provisions governing vacancies created by cessation of services by continuing Historical Dow or continuing Historical DuPont directors under the DowDuPont bylaws described below, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by allowing the board to enlarge the board and fill the new directorships with the board’s own nominees.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

The bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of DowDuPont not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date we first mailed its proxy materials for the preceding year’s annual meeting. Our bylaws also specify the form and content of a stockholder’s notice.

Limits on Special Meetings

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by order of the board or by written request of stockholders holding together at least 25% of all the shares of DowDuPont entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Amendment of the Bylaws

The board is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of DowDuPont then entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, certain provisions of our bylaws relating to the governance of DowDuPont may only be amended, altered, changed, adopted and repealed by an affirmative vote of at least 66 2⁄3% of (i) the full board or (ii) the voting power of all the shares of capital stock of DowDuPont then entitled to vote.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder. We did not opt out of the protections of Section 203 of the DGCL. As a result, the statute applies to DowDuPont.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of DowDuPont, (ii) any action asserting a claim of breach of a fiduciary duty owed by any DowDuPont director, officer or other employee to DowDuPont or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that we are entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

Listing

Our common stock is listed on NYSE under the symbol “DWDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A..

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The debt securities will be unsecured and will be the sole obligation of DowDuPont. As previously disclosed, DowDuPont expects to execute the Intended Business Separations, which will include the separation of the materials science business, agriculture business and specialty products business of DowDuPont. In connection with any issuance of debt securities prior to the date of the final Intended Business Separation, holders of any such debt securities issued by DowDuPont will agree that (i) prior to the Intended Business Separations they will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or disposition thereof) against the assets of Historical Dow or Historical DuPont and their respective subsidiaries (collectively, the “Historical Assets”) except to the extent of any specialty products assets that will be part of DowDuPont after the Intended Business Separations (the “Specialty Assets” and the Historical Assets exclusive of the Specialty Assets, the “Spinoff Assets”), and (ii) subsequent to the Intended Business Separations no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the entities holding the Spinoff Assets and/or their respective subsidiaries (including their assets or equity and that of their subsidiaries). Additionally, holders of any debt securities issued by DowDuPont will agree that they will have no recourse (whether legal, equitable or otherwise, including without limitation, any right of attachment, judgment or levy or any recourse to the proceeds from any sale or other disposition thereof) against the direct or indirect equity interests that DowDuPont holds or will hold in Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries. Each of Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries are not expected to guarantee any debt securities issued hereunder and should be regarded as separate and distinct legal entities from one another and from DowDuPont that are not liable for one another’s debts. Any debt securities issued by DowDuPont pursuant to this prospectus should be deemed an investment in DowDuPont as it will exist after the Intended Business Separations, with recourse solely against the assets DowDuPont will retain after the Intended Business Separations (and prior to the Intended Business Separations, recourse against the Specialty Assets). In determining whether to invest in any debt securities issued by DowDuPont, investors should rely solely on the credit and asset value of DowDuPont after the Intended Business Separations (excluding the asset value of any direct or indirect equity interests now owned, or owned in the future, by DowDuPont in the entities holding the Spinoff Assets and/or their respective subsidiaries) and not any asset value in, or credit of, Historical DuPont, Historical Dow, the entities holding the Spinoff Assets and/or their respective subsidiaries (including not relying on any asset value of any direct or indirect equity interest that DowDuPont holds or will hold in Historical Dow, Historical DuPont, the entities holding the Spinoff Assets and/or their respective subsidiaries).

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	any limitations on recourse to subsidiaries of DowDuPont;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the DowDuPont Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the effectiveness of DowDuPont and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the financial statement schedule, and, insofar as it relates to the amounts included for Historical DuPont, a wholly-owned subsidiary of the Company, as of December 31, 2017 and for the period from August 31, 2017 (date of the Merger) to December 31, 2017, is based solely on the report of the other auditors, and includes an explanatory paragraph regarding a change in accounting policy related to asbestos-related defense and processing costs and an emphasis of a matter paragraph regarding the Merger, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting, and, insofar as it relates to the effectiveness of Historical DuPont’s internal control over financial reporting, is based solely on the report of the other auditors). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Historical DuPont as of December 31, 2017 and for the period September 1, 2017 through December 31, 2017, not separately included in this prospectus, and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting (which is included in Historical DuPont’s Management’s Report on Internal Control Over Financial Reporting), not separately included in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon (which contains an explanatory paragraph relating to the effectiveness of Historical DuPont’s internal control over financial reporting as of December 31, 2017 due to the exclusion of certain elements of the internal control over financial reporting of the Health & Nutrition Business which Historical DuPont acquired during 2017) is incorporated by reference in this prospectus. The audited financial statements of DowDuPont and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of DowDuPont Inc. for the year ended December 31, 2017, to the extent they relate to Historical DuPont, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Historical DuPont as of December 31, 2016 and for each of the three years in the period ended December 31, 2016 and Historical DuPont management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 (which is included in Historical DuPont’s Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K/A (as filed on October 26, 2017) of DowDuPont have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.